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                                                                     EXHIBIT 3.7

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISIONS OF CORPORATIONS
                                                      FILED 09:00 AM  01/06/1997
                                                          971004729 - 2703149

                          CERTIFICATE OF INCORPORATION
                                       OF
                     SUN CITY CENTER GOLF PROPERTIES, INC.


                                       I.

     The name of the Corporation is SUN CITY CENTER GOLF PROPERTIES, INC. (the "Company").

                                      II.

     The address of the registered office of the Company in the State of Delaware is:

                           1013 Centre Road
                           Wilmington, Delaware 19805
                           County of New Castle

     The name of the Company's registered agent at said address is Corporation Service Company.

                                      III.

     The purposes of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     A.   AUTHORIZATION OF STOCK.

     The total number of shares of all classes of stock which the Company shall have authority to issue pursuant to this Certificate of Incorporation is 10,000, of a class designated as "Common Stock", $.01 par value.

     B.   POWERS AND QUALIFICATIONS OF COMMON STOCK.

     The powers, preferences and rights, and the qualifications, restrictions or limitations, of the Common Stock are as follows:

          1.   Voting Rights.

          Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall entitle the holder thereof to vote on each matter submitted to a vote of the stockholders of the Company and to have one vote for each full share of Common Stock.

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          2.  Dividends.

          The holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

          3.  Liquidation.

          Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the assets of the Company available for distribution to stockholders shall be distributed ratably to all holders of Common Stock.

                                       V.

                             BUSINESS COMBINATIONS

     Pursuant to Section 203(b)(1) of the Delaware General Corporation Law, the Company hereby elects not to be governed by Section 203 of the Delaware General Corporation Law or any related restrictions with respect to business combinations.

                                      VI.

     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
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                                      VII.

     A.   LIMITATION ON LIABILITY.

     A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability

          1. for any breach of the director's duty of loyalty to the Company or its stockholders,

          2. for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          3. under Section 174 of Delaware General Corporation Law, as the same exists or hereafter may be amended, or

          4. for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this subsection VII.A by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

     B.   INDEMNIFICATION AND INSURANCE.

          1.  Right to Indemnification.

          Each person (an "Indemnitee") who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorised by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to


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provide prior to such amendment). The indemnification provided under this
Article VII shall apply whether the basis of the proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, and shall apply against all expense, liability and loss (including attorneys' fees, judgment, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the Indemnitee in connection therewith. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

     Any indemnification under this subsection (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Notwithstanding the foregoing provisions of this subsection VII.B.1, the Company shall not indemnify any person seeking indemnification in connection with a Proceeding (or part thereof) if the Proceeding was initiated by such person, unless such Proceeding (or part thereof):

          a.   was authorized by the Board of Directors of the Company, or

          b. is a Proceeding whereby such person seeks to enforce his or her rights to indemnification as Indemnitee and is successful in whole or in part pursuant to subsection VII.B.3 of this Article VII.

     2.   Right to Advancement of Expenses.

     The right to indemnification conferred in this subsection VII.B shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that if the General Corporation Law of the State of Delaware permits, an Advancement of Expenses for expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without



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limitation,  service to an employee benefit plan) shall be made upon delivery to the Company of an undertaking by or on behalf of such director of officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not to be so indemnified under this subsection VII.B or otherwise.

     3.   Right of Indemnitee to Bring Suit

     If a claim under VII.B.1 or VII.B.2 is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (other than a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Also, in any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Section or otherwise shall be on the Company.


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            4.    Non-Exclusivity of Rights

            The right to indemnification and the Advancement of Expenses under this subsection VII.B shall not be exclusive of any other right which any person may have or hereafter acquire under any provision of this Certificate of Incorporation or any statute, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

            5.    Insurance

            The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

            6.    Indemnification of Employees and Agents

            The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses incurred defending any Proceeding, to any employee or agent of the Company or to any person who is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent of the provisions of this subsection VII.B with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

            7.    Constituent Corporations

            For purposes of this subsection VII.B, the term "Company" shall include, in addition to the Company, any constituent corporation absorbed in a consolidation or merger with the company, to the extent such constituent Corporation would have had power and authority to indemnify its directors, officers, employees and agents if its separate existence had survived.

                                     VIII.

      The Company is to have perpetual existence.

                                      IX.

      In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Company.


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                                       X.

     Elections of directors need not be by written ballot unless the by-laws of the Company shall so provide.

                                       XI

     The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 6th day of January, 1997.


                                         /s/ JOY S. GOLDMAN
                                         -------------------------------------
                                         Joy S. Goldman, Sole Incorporator
                                         401 N. Michigan Avenue, Suite 1900
                                         Chicago, Illinois 60611









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